Exhibit 99

For immediate release	For information contact:
F. Barry Bilson
(410) 539-0000
www.leggmason.com

LEGG MASON ANNOUNCES JUNE QUARTER OPERATING RESULTS

Net Income of $112.8 Million, or $0.93 per Diluted Share

Income from Continuing Operations up 40% from June 2004

on 25% Revenue Increase

Income from Discontinued Operations up 4% on 10% Revenue Increase

Assets Under Management $398 Billion, up 34%

Baltimore, Maryland – July 26, 2005 – Legg Mason, Inc. (NYSE: LM) today reported its operating results for the quarter ended June 30, 2005. In light of the pending sale of its Private Client and Capital Markets businesses, these businesses are accounted for as discontinued operations; the firm’s continuing operations consist solely of its Asset Management business.

•	Net income for the June 2005 quarter was $112.8 million, up 31% from $86.4 million in the comparable quarter a year ago. Diluted earnings per share totaled $0.93, up 22% from $0.76.

•	Income from continuing operations, net of income taxes, totaled $89.1 million, up 40% from $63.7 million a year ago, on revenues of $437.7 million, up 25% from $349.2 million. Diluted earnings per share from continuing operations were $0.74, up 32% from $0.56.

•	Income from discontinued operations, net of income taxes, totaled $23.6 million, up 4% from $22.7 million a year ago, on revenues of $269.7 million, up 10% from $246.1 million. Diluted earnings per share from discontinued operations were $0.19, down 5% from $0.20.

•	Assets under management increased by $101.8 billion in the last year, or 34%, to a record $397.5 billion[1]. Net client cash flows were $70.5 billion.

Commenting on the results, Raymond A. “Chip” Mason, chairman and CEO, said:

“Our Asset Management business, which will be our sole business after we close our transaction with Citigroup, had a very solid quarter, with net income up 40% year-over-year on a 25% increase in revenues, and assets under management up 34%. Western Asset’s and Brandywine’s results were particularly noteworthy, as each achieved more than 40% increases in their assets under management. Among our other managers, Legg Mason Capital Management and Private Capital Management had the strongest increases in managed assets, up 28% and 23%, respectively.

[1]	Assets under management included $4.9 billion, $4.6 billion and $4.0 billion attributable to discontinued operations as of June 30, 2005, March 31, 2005 and June 30, 2004, respectively.

LEGG MASON, INC.

News Release – July 26, 2005

“Because of the pending sale of our brokerage operations, we now show our Private Client and Capital Markets businesses as discontinued operations. The results of these businesses were negatively affected by both the challenging market conditions during the quarter and, particularly for Capital Markets, their pending sale. We anticipate that these businesses will continue to be negatively affected by the distractions of the pending sale.”

Results from Continuing Operations

The revenues of our continuing operations in the quarter ended June 30, 2005 were $437.7 million, up 25% from $349.2 million in the prior year quarter. These revenues are comprised of investment advisory fees from separate accounts – which were up 37%, to $237.1 million, investment advisory fees from our proprietary funds – which were up 15%, to $125.4 million, distribution and service fees – up 13%, to $69.5 million, and other revenues – which were down 6%, to $5.7 million.

Strong growth in assets under management experienced by each of our three asset management divisions – Institutional, Mutual Funds and Wealth Management – resulted in strong growth in their fee revenues, with Western Asset and Brandywine being particularly strong – their managed assets were each up more than 40% from year ago levels – followed by Legg Mason Capital Management, whose managed assets were up 28%, and Private Capital Management, up 23%. Royce’s assets under management were up 14%.

As previously disclosed, Legg Mason also reversed approximately $8.2 million in a previously recorded litigation award charge during the quarter, as a result of agreeing to settle a civil copyright infringement lawsuit.

Income and diluted earnings per share, in each case from continuing operations, were respectively $89.1 million, up 40% from a year ago, and $0.74, up 32%.

Legg Mason’s pre-tax profit margin from continuing operations was 32.5%, up from 28.9% in the June 2004 quarter, and the effective tax rate on continuing operations was 37.3% versus 36.9%.

As of June 30, 2005, stockholders’ equity was $2.483 billion, up 51% from $1.649 billion a year ago, and book value per share was up 39%, to $22.22 from $15.96. Legg Mason had 111.7 million shares outstanding as of June 30, 2005 and 122.0 million weighted average diluted shares for the quarter.

Assets Under Management

Assets under management as of June 30, 2005 aggregated $397.5 billion, an increase of $101.8 billion, or 34%, from $295.7 billion a year ago. Net client cash flows of $70.5 billion were responsible for just under 70% of the increase, with market performance – including currency translation – accounting for 25% and the December 2004 acquisition of the business of Legg Mason Investment Counsel accounting for the remaining 5%.

In the last three months, assets under management increased by $24.6 billion, or 7%, from $372.9 billion as of March 31, 2005. Net client cash flows aggregated $16.2 billion during the quarter, with Western Asset the primary contributor. The Institutional and Mutual Funds divisions had positive net client cash flows during the quarter.

At quarter end, fixed income assets represented 62% and equity assets represented 38% of our total assets under management, while our Institutional asset management division was responsible for 67% of the total, our Mutual Funds division was responsible for 21% and Wealth Management, 12%. Also at quarter end, assets from non-US domiciled clients aggregated $98.3 billion, or 25% of total assets under management.

LEGG MASON, INC.

News Release - July 26, 2005

Results of Discontinued Operations

Private Client’s net revenues were $187.3 million, up 8% from $173.5 million in the prior year quarter, with over 80% of the increase attributable to increased fee-based brokerage revenues, including investment advisory fees and distribution fees from proprietary and non-proprietary mutual funds. Private Client’s pre-tax earnings were $35.3 million, up 18% from $29.8 million, and its pre-tax profit margin increased to 18.9% from 17.2%.

Capital Markets’ net revenues declined by 7%, to $63.2 million from $67.6 million, and its pre-tax earnings declined by 43%, to $4.5 million from $7.8 million. Capital Markets’ pre-tax profit margin was 7.0%, down from 11.6%. All three divisions of Capital Markets – Institutional Equity, Corporate Finance & Structured Products and Institutional Fixed Income – experienced declines in their net revenues, pre-tax income and profit margin.

Conference Call to Discuss Results

A conference call to discuss the Company’s results, hosted by Mr. Mason, will be held at 10:00 a.m. EDT today. The call will be open to the general public. Interested participants should access the call by dialing 1-866-238-1640 (or 1-703-639-1161 for international calls) at least 10 minutes prior to the scheduled start to ensure connection.

A replay or transcript of the live broadcast will be available on the Legg Mason website, in the Investor Relations section, or by dialing 1-888-266-2081 (or 1-703-925-2533 for international calls), access Pin Number 739376, after the completion of the call.

Legg Mason, Inc., headquartered in Baltimore, is a holding company that provides asset management, securities brokerage, investment banking and related financial services through its subsidiaries.

This release contains forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see Legg Mason’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005.

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LEGG MASON, INC.

News Release - July 26, 2005

LEGG MASON, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except per share amounts)

	Quarters Ended			Period to Period Change
	June 2005	March 2005	June 2004	June 2005 Compared to March 2005	June 2005 Compared to June 2004
Revenues:
Investment advisory fees:
Separate accounts	$237,050	$234,030	$172,870	1.3%	37.1%
Funds	125,360	124,020	108,547	1.1	15.5
Distribution and service fees	69,547	69,134	61,715	0.6	12.7
Other	5,729	7,985	6,100	(28.3)	(6.1)

Total revenues	437,686	435,169	349,232	0.6	25.3

Non-interest expenses:
Compensation and benefits	191,782	181,478	140,889	5.7	36.1
Distribution and servicing	68,846	68,012	59,741	1.2	15.2
Communications and technology	13,776	12,535	10,682	9.9	29.0
Occupancy	7,193	7,036	6,463	2.2	11.3
Amortization of intangible assets	5,845	5,860	5,123	(0.3)	14.1
Litigation award settlement	(8,150)	—	—	n/m	n/m
Other	18,147	18,374	17,597	(1.2)	3.1

Total non-interest expenses	297,439	293,295	240,495	1.4	23.7

Operating income	140,247	141,874	108,737	(1.1)	29.0

Other income (expense)
Interest income	9,320	7,515	3,532	24.0	163.9
Interest expense	(10,156)	(11,195)	(11,016)	(9.3)	(7.8)
Other	2,700	(754)	(216)	n/m	n/m

Total other income (expenses), net	1,864	(4,434)	(7,700)	142.0	124.2

Income from continuing operations before income tax provision	142,111	137,440	101,037	3.4	40.7

Provision for income taxes	52,971	51,358	37,327	3.1	41.9

Income from continuing operations	89,140	86,082	63,710	3.6	39.9

Income from discontinued operations, net	23,635	31,563	22,704	(25.1)	4.1

Net income	$112,775	$117,645	$86,414	(4.1)	30.5

n/m - Not meaningful

[continued on next page]

LEGG MASON, INC.

News Release - July 26, 2005

LEGG MASON, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share amounts)

(continued)

	Quarters Ended			Period to Period Change
	June 2005	March 2005	June 2004	June 2005 Compared to March 2005	June 2005 Compared to June 2004
Net income per common share:
Basic
Income from continuing operations	$0.82	$0.80	$0.63	2.5%	30.2%
Income from discontinued operations	0.22	0.29	0.22	(24.1)	n/m

	$1.04	$1.09	$0.85	(4.6)	22.4

Diluted
Income from continuing operations	$0.74	$0.72	$0.56	2.8	32.1
Income from discontinued operations	0.19	0.26	0.20	(26.9)	(5.0)

	$0.93	$0.98	$0.76	(5.1)	22.4

Weighted average number of common shares outstanding:
Basic	108,803	107,529	101,573
Diluted	121,977	121,650	115,569

Book value per common share	$22.22	$20.97	$15.96

n/m - Not meaningful

LEGG MASON, INC.

News Release - July 26, 2005

LEGG MASON, INC. AND SUBSIDIARIES

SELECTED FINANCIAL RESULTS OF DISCONTINUED OPERATIONS

(Dollar amounts in thousands)

	Quarters Ended			Period to Period Change
	June 2005	March 2005	June 2004	June 2005 Compared to March 2005	June 2005 Compared to June 2004
Revenues:
Private Client	$205,098	$209,199	$177,632	(2.0)%	15.5%
Capital Markets	64,611	87,276	68,506	(26.0)	(5.7)

	269,709	296,475	246,138	(9.0)	9.6
Reclassification (1)	(47,039)	(47,574)	(43,758)	(1.1)	7.5

Discontinued Operations	$222,670	$248,901	$202,380	(10.5)	10.0

Net Revenues:
Private Client	$187,323	$195,299	$173,519	(4.1)	8.0
Capital Markets	63,187	86,558	67,644	(27.0)	(6.6)

	250,510	281,857	241,163	(11.1)	3.9
Reclassification (1)	(47,039)	(47,574)	(43,758)	(1.1)	7.5

Discontinued Operations	$203,471	$234,283	$197,405	(13.2)	3.1

Income before income tax provision:
Private Client	$35,338	$34,983	$29,849	1.0	18.4
Capital Markets	4,451	17,625	7,815	(74.7)	(43.0)

Discontinued Operations	$39,789	$52,608	$37,664	(24.4)	5.6

Net Income
Private Client	$20,991	$20,989	$17,993	n/m	16.7
Capital Markets	2,644	10,574	4,711	(75.0)	(43.9)

Discontinued Operations	$23,635	$31,563	$22,704	(25.1)	4.1

n/m - Not meaningful

(1)	Represents distribution fees from proprietary mutual funds, historically reported in Private Client, that have been reclassified to continuing operations to reflect Legg Mason’s continuing role as funds’ distributor.

LEGG MASON, INC.

News Release - July 26, 2005

LEGG MASON, INC. AND SUBSIDIARIES

ASSETS UNDER MANAGEMENT (1)

(Dollar amounts in billions)

(unaudited)

	June 30,				March 31,
	2005	% of Total	2004	% of Total	2005	% of Total
By asset class:
Equity	$149.6	37.6	$118.4	40.0	$142.9	38.3
Fixed Income	247.9	62.4	177.3	60.0	230.0	61.7

Total	$397.5	100.0	$295.7	100.0	$372.9	100.0

By asset management division:
Wealth Management	$48.9	12.3	$36.8	12.4	$48.0	12.9
Institutional	266.0	66.9	190.6	64.5	246.5	66.1
Mutual Funds	82.6	20.8	68.3	23.1	78.4	21.0

Total	$397.5	100.0	$295.7	100.0	$372.9	100.0

COMPONENT CHANGES IN ASSETS UNDER MANAGEMENT

(Dollar amounts in billions)

(unaudited)

	Three Months Ended
	June 30,		March 31, 2005
	2005	2004
Beginning of period	$372.9	$286.4	$360.5
Net client cash flows	16.2	10.1	20.0
Market appreciation, net	8.4	(0.8)	(7.6)

End of period	$397.5	$295.7	$372.9

(1)	Assets under management includes $4.9 billion, $4.6 billion and $4.0 billion, primarily in the Wealth Management division, attributable to discontinued operations as of June 30, 2005, March 31, 2005, and June 30, 2004, respectively.